Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation 15 Mountain View Road • P.O. Box 1615 Warren, New Jersey 07061-1615 Telephone: 908-903-2000

FOR IMMEDIATE RELEASE

Chubb Reports Record 1st Quarter Net Income of
$224.6 Million or $1.31 per Share;
Operating Income Is a Record $221.7 Million;
Net Written Premiums Grow 22%; Combined Loss and Expense Ratio Is 95.3%

     WARREN, N.J., April 30, 2003 – The Chubb Corporation [NYSE: CB] today reported that net income in the first quarter of 2003 was a record $224.6 million, a 13.3% increase over net income of $198.2 million in the first quarter of 2002. Net income per share increased 13.9% to a record $1.31 from $1.15.

     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, increased 8.5% in the first quarter of 2003 to a record $221.7 million from $204.3 million in the first quarter of 2002. Operating income per share grew 9.3% to a record $1.29 from $1.18 a year ago. First quarter operating income for 2003 includes $9 million ($0.05 per share) of after-tax income from the non-insurance business of Chubb Financial Solutions (CFS), compared to breakeven results in the first quarter of 2002.

     Chubb adopted the fair value method of accounting for stock-based employee compensation as of January 1, 2003. The per-share amounts for the first quarter of 2003 reflect an after-tax charge of $0.08 for the expensing of stock options, compared to no charge in 2002.

     The company made no share repurchases during the three months ended March 31, 2003.

     Net written premiums for the first quarter increased 22% to $2.7 billion. U.S. premiums grew 21%. Non-U.S. premiums grew 26%, or 16% in local currencies.

     The combined loss and expense ratio for the first quarter was 95.3%, compared with 95.9% in the corresponding year-earlier quarter. In the first quarter of 2003, catastrophe losses for Chubb were $94.9 million and accounted for 4.1 points of the combined ratio. In the first quarter of 2002, catastrophe losses were $13.3 million and accounted for 0.7 point of the combined ratio. Excluding catastrophe losses, the first quarter combined ratio was 91.2% in 2003 and 95.2% in 2002.

Outlook for 2003

     “We had an excellent first quarter,” said John D. Finnegan, President and Chief Executive Officer, “with record earnings and continued rate increases across all lines. We are continuing to maintain underwriting discipline, and we expect that results will continue to benefit from higher earned premiums, better risk selection and favorable terms and conditions. Strong operating cash flow of about $650 million during the quarter continued to help offset the effect of lower interest rates on investment income. The strong first quarter performance is consistent with our operating earnings forecast of $4.60 to $5.00 per share for 2003, which assumes breakeven results for CFS’s non-insurance business.”

Operations Review

     The year-over-year increase in earnings for the quarter reflected substantially improved performance by Chubb Commercial Insurance, partially offset by a decline in earnings for Chubb Personal Insurance due to a large increase in catastrophe losses.

     Chubb Commercial Insurance (CCI), which accounted for 41% of Chubb’s first quarter net written premiums, had premium growth of 21% and a combined ratio of 86.5% for the quarter, compared to 95.7% in the first quarter of 2002. CCI catastrophe losses in the first quarter accounted for 3.4 points of the combined ratio in 2003 and 0.1 point in 2002.

     CCI premium growth during the first quarter resulted from a 13% annualized increase in the number of policies in force and a 16% average increase in renewal premium rates in the U.S. CCI retained 83% of the premiums that were up for renewal during the quarter, up from 80% a year ago, and premiums from new accounts exceeded nonrenewed business by a 2-to-1 margin.

     Chubb Specialty Insurance (CSI), which accounted for 38% of net written premiums, had net premium growth of 29% and a combined ratio of 99.2%, compared to 95.4% in the corresponding year-earlier quarter. The decline in CSI profitability compared to the first quarter of 2002 resulted mainly from the adverse claim environment in directors & officers (D&O) and errors & omissions (E&O) insurance.

     Executive Protection (EP) net written premiums grew 34%, and the business had a combined ratio of 103.6%. While results were good in crime, fiduciary liability and employment practices liability, EP’s results continued to be adversely affected by D&O and E&O claims that have arisen from the corporate abuses and Wall Street scandals of recent years. Renewal rates in the U.S. for D&O for publicly held companies were up 125%, while rates for the private for-profit sector were up 26% and rates for the not-for-profit sector were up 32%. Renewal retention for D&O overall was 84%. E&O rates in the U.S. were up 56% for the quarter, and employment practices liability rates were up 19%.

     Financial Institutions (FI) net premiums grew 26% in the first quarter. Standard commercial renewal rates in FI were up 24% in the U.S. for the quarter, while rates in fidelity were up 37%. In professional liability, including D&O and E&O, rates were up 60%. The combined ratio for FI was 110.9% for the first quarter, reflecting the adverse effect of D&O and E&O claims, partially offset by favorable results in the fidelity and standard commercial portions.

     For the other specialty lines, net written premiums were up 23%, primarily driven by growth in Chubb Re. The combined ratio was 78.8%. Chubb Re had a 58% increase in net written premiums and a combined ratio of 90.4%. Accident business grew 25% and had a combined ratio of 94.6%. Surety grew net written premiums by 4% and had a combined ratio of 43.2%.

     Chubb Personal Insurance (CPI), which accounted for 21% of net written premiums in the first quarter, had premium growth of 12% and a combined ratio of 103.6%, compared to 97.4% in the first quarter of 2002. Catastrophes accounted for 10.9 points of the combined ratio in the first quarter of 2003, compared to 2.4 points in the first quarter of 2002. Excluding catastrophes, the CPI combined ratio for the quarter was 92.7% in 2003 and 95.0% in 2002.

     The Homeowners line grew 15% and had a combined ratio of 114.1%, compared to 102.6% in the corresponding year-earlier quarter. Homeowners results reflect 19.6 points of catastrophes in the 2003 first quarter, compared to 4.5 points in the first quarter of 2002. Excluding catastrophe losses, the combined ratio for Homeowners improved to 94.5% from 98.1%.

     Personal automobile insurance grew 12% and produced a combined ratio of 101.4%. Other personal lines, which include valuable articles and personal excess liability, grew 8% and had a combined ratio of 77.8%.

     Property and casualty investment income after taxes was up 6.7% to $198.0 million in the first quarter of 2003 from $185.6 million in the first quarter of 2002. The increase reflected strong operating cash flow and the contribution of $1 billion by the parent company to the operating companies in the fourth quarter of 2002, partially offset by the negative impact of investing the proceeds of maturing bonds at lower interest rates.

Other Highlights:

•	Chubb and its property per risk reinsurers have resolved all of the questions raised regarding September 11th claims. This resolution confirms Chubb’s confidence that it will collect an amount of reinsurance under the property per risk treaties which leaves intact the company’s estimate of $645 million in net costs related to the September 11th attack.

•	One of the company’s large gas forward purchase contract surety bond customers, Aquila Inc., has successfully refinanced its debt that was due in April 2003 and continues to perform its obligations under contracts covered by the bonds.

•	Chubb intends to run off the financial products portfolio of CFS. The company does not intend to write any new credit derivative transactions, but might enter into transactions for hedging and other risk management reasons.

•	Chubb has undertaken a restructuring plan to improve performance in Europe, including several actions to significantly reduce operating expenses on the Continent. The costs of the restructuring are included in the company’s earnings guidance for 2003. Premiums in Europe are expected to grow at a double-digit rate in 2003. In the first quarter of 2003, the European operations were profitable.

•	Chubb has posted to its web site additional information regarding its previously disclosed 2002 asbestos review which resulted in an addition in 2002 to its asbestos reserves.

Webcast Conference Call to be Held on May 1

     Chubb’s senior management will discuss the company’s first-quarter performance with analysts tomorrow, May 1, at 9 A.M. Eastern time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.

About Chubb

     Founded in 1882, the Chubb Group of Insurance Companies provide property and casualty insurance for personal and commercial customers worldwide through 8,000 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.

Definitions of Key Terms

Operating Income

Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends.

Property and Casualty Investment Income After Income Tax

Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax-exempt securities and is therefore more meaningful for analysis purposes than investment income before income taxes.

Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost

Book value per share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income, the after-tax appreciation or depreciation on the Corporation’s available-for-sale fixed maturities carried at market value. The appreciation or depreciation on available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.

Combined Ratio or Combined Loss and Expense Ratio

The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. The Corporation uses the statutory definition of combined loss and expense ratio. It is the sum of the ratio of losses to premiums earned (loss ratio) plus the ratio of underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.

All financial results herein are unaudited as of the date of this release.

For further information contact:	Investors: Media:	Glenn A. Montgomery (908) 903-2365 Mark E. Greenberg (908) 903-2682

FORWARD LOOKING INFORMATION

     Certain statements in this communication may be considered to be “forward looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, such as statements that include words or phrases “will result”, “is expected to”, “will continue”, “is anticipated”, or similar expressions. Such statements are subject to certain risks, uncertainties and assumptions about our business. The factors which could cause actual results to differ materially from those suggested by any such statements include but are not limited to those discussed or identified from time to time in the Corporation’s public filings with the Securities and Exchange Commission and specifically to risks or uncertainties associated with:

•	the availability of primary and reinsurance coverage, including the implications relating to terrorism legislation and regulation;

•	global political conditions and the occurrence of any terrorist attacks, including any nuclear, biological or chemical events;

•	the effects of the war in Iraq and the outbreak of war or hostilities in other countries or regions of the world;

•	premium price increases and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	our expectations with respect to cash flow projections and investment income and with respect to other income;

•	the adequacy of loss reserves including:

•	our expectations relating to insurance losses from the September 11 attack and related reinsurance recoverables;

•	our estimates relating to ultimate asbestos liabilities and related reinsurance recoverables;

•	any impact from the bankruptcy protection sought by various asbestos producers and other related businesses;

•	developments in judicial decisions or legislative actions relating to coverage and liability for asbestos and toxic waste claims;

•	developments in judicial decisions or regulatory actions relating to coverage and liability for mold claims;

•	the impact of the current economic climate on companies on whose behalf we have issued surety bonds, and in particular, on those companies that have experienced deterioration in creditworthiness;

•	the effects of disclosures by and investigations of public companies relating to possible accounting irregularities, practices in the energy and securities industries and other corporate governance issues, including:

•	the effects on the energy markets and the companies that participate in them, and in particular as they may relate to concentrations of risk in our surety business;

•	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

•	claims and litigation arising out of accounting and other corporate governance disclosures by other companies;

•	claims and litigation arising out of investment banking practices;

•	legislative or regulatory proposals or changes, including the changes in law and regulation implemented under the Sarbanes-Oxley Act of 2002;

•	the impact of Severe Acute Respiratory Syndrome (SARS) on business and on our ability and the ability of our agents and brokers to travel and meet with customers and prospective customers;

•	any downgrade in our claims-paying, financial strength or credit ratings;

•	general economic conditions including:

•	changes in interest rates, market credit spreads and the performance of the financial markets, generally and as they relate to credit risks assumed by the Chubb Financial Solutions unit in particular;

•	changes in domestic and foreign laws, regulations and taxes;

•	changes in competition and pricing environments;

•	regional or general changes in asset valuations;

•	the occurrence of significant weather-related or other natural or human-made disasters;

•	the inability to reinsure certain risks economically;

•	changes in the litigation environment; and

•	general market conditions.

THE CHUBB CORPORATION

SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Three Months Ended
	March 31

	2003	2002

	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,674.7	$2,190.9
Increase in Unearned Premiums	(349.5)	(335.5)

Premiums Earned	2,325.2	1,855.4

Claims and Claim Expenses	1,505.5	1,190.5
Operating Costs and Expenses	811.5	686.6
Increase in Deferred Policy Acquisition Costs	(67.9)	(87.4)
Dividends to Policyholders	6.0	8.6

Underwriting Income	70.1	57.1

Investments
Investment Income Before Expenses	253.6	230.2
Investment Expenses	7.3	5.0

Investment Income	246.3	225.2

Other Charges	(7.5)	(10.5)

Property and Casualty Income	308.9	271.8
CHUBB FINANCIAL SOLUTIONS NON-INSURANCE BUSINESS	14.0	(.1)
CORPORATE AND OTHER	(45.2)	(17.5)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	277.7	254.2
Federal and Foreign Income Tax	56.0	49.9

CONSOLIDATED OPERATING INCOME	221.7	204.3
REALIZED INVESTMENT GAINS (LOSSES) AFTER INCOME TAX	2.9	(6.1)

CONSOLIDATED NET INCOME	$224.6	$198.2

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$198.0	$185.6

Effective January 1, 2003, the Corporation adopted the fair value method of accounting for stock-based employee compensation plans using the modified prospective method of transition. The change in accounting resulted in a decrease in operating income before income tax of $19.1 million ($14.0 million after-tax) for the three months ended March 31, 2003.

	Three Months Ended
	March 31

	2003	2002

OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	171.4	172.9
Actual Common Shares	171.6	171.0
DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.29	$1.18
Realized Investment Gains (Losses)	.02	(.03)

Net Income	$1.31	$1.15

Effect of Catastrophe Losses	$(.36)	$(.05)

Effect of Asbestos and Toxic Waste Losses	$—	$(.08)

Effect of Chubb Financial Solutions Non-Insurance Business	$.05	$—

Effect of Expensing Stock Options	$(.08)	$—

	Mar. 31	Dec. 31
	2003	2002

BOOK VALUE PER COMMON SHARE	$41.49	$40.06
BOOK VALUE PER COMMON SHARE, with Available-for-Sale Fixed Maturities at Amortized Cost	37.76	36.61

PROPERTY AND CASUALTY UNDERWRITING RATIOS
THREE MONTHS ENDED MARCH 31

	2003	2002

Losses to Premiums Earned	64.9%	64.4%
Expenses to Premiums Written	30.4	31.5

Combined Loss and Expense Ratio	95.3%	95.9%

PROPERTY AND CASUALTY CLAIMS AND CLAIM EXPENSE COMPONENTS
THREE MONTHS ENDED MARCH 31

	2003	2002

	(in millions)
Paid Claims and Claim Expenses	$1,156.8	$1,084.9
Increase in Unpaid Claims and Claim Expenses	348.7	105.6

Total Claims and Claim Expenses	$1,505.5	$1,190.5

PROPERTY AND CASUALTY PRODUCT MIX
THREE MONTHS ENDED MARCH 31

	Net Premiums		Combined Loss and
	Written		Expense Ratios

	2003	2002	2003	2002

	(in millions)
Personal Insurance
Automobile	$132.9	$119.1	101.4%	100.5%
Homeowners	312.5	272.4	114.1	102.6
Other	119.6	111.0	77.8	80.9

Total Personal	565.0	502.5	103.6	97.4

Commercial Insurance
Multiple Peril	276.5	247.0	88.0	99.9
Casualty	344.1	300.8	85.2	100.3
Workers’ Compensation	188.4	142.8	87.6	91.5
Property and Marine	273.3	202.3	87.4	87.5

Total Commercial	1,082.3	892.9	86.5	95.7

Specialty Insurance
Executive Protection	521.6	388.6	103.6	99.3
Financial Institutions	223.8	178.2	110.9	94.4
Other	282.0	228.7	78.8	88.3

Total Specialty	1,027.4	795.5	99.2	95.4

Total	$2,674.7	$2,190.9	95.3%	95.9%